Exhibit 99.1

Walter Energy, Inc. P.O. Box 20608 Tampa, Florida 33622-0608 www.walterenergy.com

FOR IMMEDIATE RELEASE	Press Release
April 29, 2009

Investor Contact: Mark H. Tubb

Vice President — Investor Relations

813.871.4027

mtubb@walterenergy.com

Media Contact: Michael A. Monahan

Director — Corporate Communications

813.871.4132

mmonahan@walterenergy.com

WALTER ENERGY ANNOUNCES FIRST QUARTER 2009 RESULTS

Company Reports $1.36 of Earnings Per Diluted Share on Net Income of $73.1 Million

Metallurgical Coal Revenues Increased 86 Percent on Strong Volumes and Pricing

(TAMPA, Fla.) — Walter Energy (NYSE: WLT), a leading U.S. producer and exporter of premium metallurgical coal for the global steel industry, today reported net income of $73.1 million, or $1.36 per diluted share, for the quarter ended March 31, 2009, compared to net income of $0.5 million, or $0.01 per diluted share in the first quarter 2008. Financial results include the operations of the Financing and Homebuilding segments, which the Company expects to classify as discontinued operations by the end of the second quarter.

“Walter Energy posted strong financial results in the first quarter, driven by higher volumes and pricing from our metallurgical coal operation,” said Company Chairman Michael T. Tokarz. “We have completed our transformation into a ‘pure play’ natural resources and energy company, and this quarter demonstrates the potential of this portfolio of businesses to deliver substantial value.”

First Quarter 2009 Financial Results

Net sales and revenues for the first quarter 2009 totaled $343.0 million, compared to $292.6 million in the prior-year period. The growth in revenues was primarily driven by a 57 percent increase in realized metallurgical coal prices and higher coal sales volumes, partially offset by lower metallurgical coke volumes and prices. Revenues in our core natural resources and energy businesses increased 41 percent.

Operating income totaled $108.1 million for the quarter, up $97.7 million versus the prior-year period.  Results for the quarter reflect the revenue impacts above, including an $80.5 million increase in operating income from our underground mining operations, partially offset by lower results at the metallurgical coke business. Prior-year results included the impact of a $17.0 million charge at Financing.

Segment Results

The Company has revised its reporting segments to separate “Natural Resources” into “Underground Mining” and “Surface Mining” operations. Underground Mining includes the Company’s underground metallurgical coal mining and natural gas operations. Surface Mining includes the operating results for United Land (to be renamed Walter Minerals) and its subsidiaries Tuscaloosa Resources and Taft Coal Sales. Kodiak Mining has been classified as discontinued operations.

Underground Mining

Metallurgical coal sales were 1.8 million tons in the first quarter at an average selling price of $133.24 per short ton FOB Port, versus 1.5 million tons at an average price of $84.86 in the prior-year period. Realized prices increased significantly, reflecting favorable contract pricing in the current period versus the prior year.

“Our metallurgical coal mines ran well during the quarter, with production totaling nearly two million tons,” said Jim Walter Resources Chief Executive Officer George R. Richmond. “In addition, we overcame infrastructure challenges to achieve significantly better-than-expected sales in the quarter.”

Metallurgical coal production at Mine No. 4 totaled 0.8 million tons in the first quarter, down 0.2 million tons versus the prior year. The current period included a longwall move which reduced volumes and, as a result, Mine No. 4’s costs per ton in the quarter were $49.36, an increase of $13.33 per ton over the prior year.

Mine No. 7 produced 1.2 million tons in the first quarter, reflecting the operation of two longwalls during the current period versus 1.0 million tons in the prior year. Primarily as a result of this volume increase, production costs at Mine No. 7 were $53.38 per ton compared to $67.36 per ton in the prior-year period.

Natural Gas

The natural gas business sold 1.7 billion cubic feet of gas, slightly higher than the prior year, at an average hedged price of $6.05 per thousand cubic feet in the first quarter 2009 compared to an average hedged price of $7.96 per thousand cubic feet in the prior-year period. The Company currently has no hedges on future natural gas sales.

Surface Mining

Steam and industrial coal sales were 329,000 tons during the first quarter compared to sales of 200,000 tons in the prior-year period. Average selling price increased by 18.6 percent due to higher 2009 contract pricing. Production totaled 294,000 tons in the first quarter versus prior-year production of 213,000 tons. Sales and production increases resulted from the acquisition of Taft Coal Sales in the third quarter 2008. However, sales volumes during the quarter were impacted by shipping delays.

Sloss (to be renamed Walter Coke)

The Company’s metallurgical coke business sold 45,200 tons of metallurgical coke at an average price of $308.26 per ton compared to 104,024 tons at $388.51 per ton in the prior-year period. Metallurgical coke revenue and operating income decreased $29.0 million and $17.1 million, respectively. Operating results were primarily driven by 58,824 fewer tons sold and a 20.7 percent decline in pricing versus the prior-year period, as the Company continues to face the challenges of the significant downturn in the global steel industry.

Other Operations

The Financing business reported first quarter revenues of $49.2 million, down $2.9 million versus the prior-year period, on lower payment income. Financing reported operating income of $12.2 million in the first quarter 2009 compared to an operating loss of $6.7 million in the prior year, which included a $17.0 million charge for interest rate hedge ineffectiveness. The Company completed the spin-off of this business on April 17, 2009 and it is now operating as Walter Investment Management Corp. (NYSE Amex: WAC).

The Homebuilding business reported an operating loss of $2.6 million in the first quarter 2009, as the Company continues the process of winding down this business. At March 31, 2009, there were 90 units remaining under construction.

Corporate and Other

As of March 31, 2009, the Company had available liquidity of $383.7 million, including cash of $93.0 million and $290.7 million available under its credit facility. Total net debt outstanding at March 31, 2009 was $115.5 million compared to $107.7 million at the end of 2008.

Business Outlook

Given the continued uncertainty in the outlook for the global steel industry, the Company will communicate detailed operating expectations only for the second quarter 2009, as shown in the following schedule:

Metallurgical Coal Sales	Q1-2009 A	Q2-2009 E
Tons Sold (short tons, in millions)	1.8	0.9 - 1.0
Average Operating Margin Per Ton	$54.55	$8 - $11

Steam & Industrial Coal Sales	Q1-2009 A	Q2-2009 E
Tons Sold (short tons)	329,000	330,000 - 370,000
Average Operating Margin Per Ton	$6.55	$7 - $16

Coke Sales	Q1-2009 A	Q2-2009 E
Tons Sold	45,200	34,000 - 40,000
Average Operating Margin (Loss) Per Ton	$35.25	$(80) - $(50)

Quarter-to-quarter variability in timing, availability and pricing of shipments may result in significant shifts in income between quarters.

Second quarter 2009 metallurgical coal sales expectations are based on shipments to date and expected shipping schedules for the rest of the quarter. Expectations also take into account shipments at the end of the first quarter originally expected to be delivered in the second quarter. The operating margin range assumes the deferral of higher priced tons until a later date and higher per-ton costs on lower production volumes.

Metallurgical coal production is expected to be approximately 1.2 million tons in the second quarter. The Company is matching production to current demand with a production schedule which includes fewer operating days. Based on current market conditions, the Company now expects to defer the startup of its Mine No. 7 East longwall until January 2010.

Second quarter projected results for the metallurgical coke operation reflect the dramatic decline in coke demand driven by the depressed global market for steel. In response to a decline in demand, the Company will reduce coke production to approximately 50 percent of capacity and may have to make further reductions going forward.

Capital expenditures were $37.0 million in the first quarter. The Company expects to reduce capital expenditures to about $50 million for the remainder of the year. Full-year 2009 capital expenditures are expected to be down approximately $55 million from 2008.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Energy’s first quarter results, its outlook and other general business matters during a conference call and live Web cast to be held on Thursday, April 30, 2009, at 9 a.m. Eastern Daylight Time. To listen to the event live or in archive, visit the Company Web site at www.walterenergy.com.

About Walter Energy

Walter Energy, based in Tampa, Fla., is a leading U.S. producer and exporter of premium metallurgical coal for the global steel industry and also produces steam coal and industrial coal, metallurgical coke and coal bed methane gas. The Company has revenues of approximately $1.2 billion and employs approximately 2,150 people. For more information about Walter Energy, please visit the new Company website at www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “will,” and similar expressions involve known and unknown risks, uncertainties, and other factors that may cause Walter Energy’s actual results in future periods to differ materially from the expectations expressed or implied by such forward-looking statements. These factors include, among others, the following: the market demand for the Company’s products as well as changes in pricing and costs; the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in Walter Energy’s mining operations; changes in customer orders; pricing actions by the Company’s competitors, customers, suppliers and contractors; changes in governmental policies and laws; and changes in general economic conditions. Forward- looking statements made by Walter Energy in this release, or elsewhere, speak only as of the date on which the statements were made. Any forward-looking statements should be considered in context with the various disclosures made by Walter Energy, including the Risk Factors described in the Company’s 2008 Annual Report on Form 10-K and Walter Energy’s other filings with the Securities and Exchange Commission. Walter Energy has no obligation to update its forward-looking statements as of any future date.

- WLT -

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in Thousands, except per share and share amounts)

Unaudited

	For the three months
	ended March 31,
	2009	2008
Net sales and revenues:
Net sales	$289,764	$240,104
Interest income on instalment notes	45,385	48,710
Miscellaneous income	7,806	3,786
	342,955	292,600

Costs and expenses:
Cost of sales (exclusive of depreciation)	149,494	167,647
Depreciation	17,811	13,482
Selling, general and administrative	31,197	37,748
Provision for losses on instalment notes	4,357	4,325
Postretirement benefits	7,527	6,592
Interest expense - mortgage-backed/asset-backed notes	23,089	28,308
Interest rate hedge ineffectiveness (1)	—	16,981
Amortization of intangibles	315	365
Restructuring and impairment charges (2)	1,072	6,770
	234,862	282,218

Operating Income	108,093	10,382
Interest expense - other debt	(4,806)	(5,714)
Interest income - other	275	181
Income from continuing operations before income taxes	103,562	4,849
Income tax expense	28,844	1,677
Income from continuing operations	74,718	3,172
Discontinued operations (3)	(1,615)	(2,673)
Net income	$73,103	$499

Basic income (loss) per share:
Income from continuing operations	$1.40	$0.06
Discontinued operations	(0.03)	(0.05)

Basic net income per share	$1.37	$0.01

Weighted average number of shares outstanding	53,289,667	52,202,840

Diluted income (loss) per share:
Income from continuing operations	$1.39	$0.06
Discontinued operations	(0.03)	(0.05)

Diluted net income per share	$1.36	$0.01

Weighted average number of diluted shares outstanding	53,580,638	52,851,054

(1)   During the quarter ended March 31, 2008, the Company recognized a loss of $17.0 million for the ineffectiveness of interest rate hedges held by Financing that were intended to hedge an April 2008 securitization of instalment notes receivable. Unfavorable market conditions precluded an April 2008 securitization and management could not predict when such securitization might occur. These hedges were settled on April 1, 2008 and no similar hedges remain outstanding at March 31, 2009.

(2)   Homebuilding recorded restructuring charges of $1.1 million for severance benefits in the quarter ended March 31, 2009 associated with the closure of the business and $6.8 million in the quarter ended March 31, 2008 related to the announced closure of 36 sales centers.

(3)   In December 2008, the Company announced the closure of Kodiak Mining Co, (“Kodiak”). As a result, the operating results of Kodiak have been presented as discontinued operations for all periods. Additionally, discontinued operations for the quarter ended March 31, 2009, includes a charge of $0.7 million, net of tax, related to the resolution of a legal matter for Crestline Homes, Inc., which was sold in May 2007.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in Thousands)

Unaudited

	For the three months
	ended March 31,
	2009	2008

NET SALES AND REVENUES:
Underground Mining (1)	$244,200	$143,204

Surface Mining (1)	26,618	14,477

Sloss	21,907	50,871

Financing	49,172	52,104
Homebuilding	11,013	40,071
Financing and Homebuilding Group	60,185	92,175

Other	320	286

Consolidating eliminations of intersegment activity	(10,275)	(8,413)
	$342,955	$292,600

OPERATING INCOME (LOSS):
Underground Mining (1)	$99,855	$19,326

Surface Mining (1)	5,515	2,631

Sloss	1,593	18,700

Financing (2)	12,167	(6,712)
Homebuilding	(2,587)	(14,728)
Financing and Homebuilding Group	9,580	(21,440)

Other	(8,156)	(8,328)

Consolidating eliminations of intersegment activity	(294)	(507)
Operating income	$108,093	$10,382

(1)   The previous year’s presentation has been revised to reflect a change in reportable segments from Natural Resources to Underground Mining and Surface Mining and to exclude Kodiak, which is reported as discontinued operations. Underground Mining includes the Company’s deep underground metallurgical coal operations from the No. 4 and No. 7 mines, and its natural gas operations. Surface Mining includes the Company’s surface coal mining operations from Tuscaloosa Resources, Inc. and Taft Coal Sales & Associates, as well as the United Land Corporation results.

(2)   In 2008, the Company recognized a loss of $17.0 million for the ineffectiveness of interest rate hedges held by Financing that were intended to hedge an April 2008 securitization of instalment notes receivable.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months ended March 31,
	2009	2008
Operating Data:
Underground Mining
Tons sold by type (in thousands):
Metallurgical coal, contracts	1,699	1,476
Purchased metallurgical coal	55	1
	1,754	1,477

Average selling price per short ton	$133.24	$84.86

Coal cost of sales (exclusive of depreciation):
Mine No. 4 per ton	$65.25	$51.88
Mine No. 7 per ton	$60.18	$76.38
Weighted average cost of sales per ton	$62.54	$62.27
Purchased coal costs (in thousands)	$2,421	$57
Other costs (in thousands) (1)	$1,693	$2,606

Tons of coal produced (in thousands)
Mine No. 4	770	969
Mine No. 7	1,169	638
Total	1,939	1,607

Coal production costs per ton: (2)
Mine No. 4	$49.36	$36.03
Mine No. 7	$53.38	$67.36
Weighted average production costs per ton	$51.78	$48.47

Natural gas sales, in mmcf (in thousands)	1,684	1,566
Natural gas average sale price per mmcf	$6.05	$7.96
Natural gas cost of sales per mmcf	$2.58	$2.94

Surface Mining
Tons sold (in thousands)	329	200
Tons of coal produced (in thousands)	294	213
Average selling price per short ton	$70.48	$59.44
Coal production costs per ton	$66.20	$50.92

(1) Consists of charges (credits) not directly allocable to a specific underground mine.

(2)  Coal production costs per ton are a component of inventoriable costs, including depreciation. Other costs not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties, and Black Lung excise taxes.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months ended March 31,
	2009	2008
Operating Data (continued):

Sloss Industries
Metallurigical coke tons sold	45,200	104,024
Metallurigical coke average sales price per ton	$308.26	$388.51

Financing
Delinquencies, as of period end	4.6%	3.6%
Prepayment speeds	3.6%	5.3%
Number of repossessions	330	325
Repossession rate, annualized	3.6%	3.3%
Recovery rate on repossessions	83.4%	83.1%

Homebuilding
Unit completions	71	442
Average contractual sales price	$130,892	$99,238
Average revenue per home sold (1)	$120,395	$89,820
Ending backlog of homes	90	995

Depreciation ($ in thousands):
Underground Mining	$14,148	$9,760
Surface Mining	2,326	1,130
Sloss	1,127	1,006
Financing	78	135
Homebuilding	—	1,219
Other	132	232
	$17,811	$13,482

Capital expenditures ($ in thousands):
Underground Mining	$23,706	$20,194
Surface Mining	9,698	779
Sloss	1,715	1,575
Financing	1,850	42
Homebuilding	—	429
Other	7	106
	$36,976	$23,125

(1) Includes the effect of the discount required to record instalment notes receivable at estimated market value.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (1)

($ in Thousands)

Unaudited

	As of March 31, 2009	As of December 31, 2008
ASSETS
Cash and cash equivalents	$92,984	$117,672
Short-term investments, restricted	51,539	56,275
Instalment notes receivable, net of allowance of $18,482 and $18,969, respectively	1,734,873	1,769,688
Receivables, net	190,418	176,601
Inventories	158,331	133,129
Prepaid expenses	23,022	26,418
Property, plant and equipment, net	531,724	515,418
Deferred income taxes	182,390	206,733
Other assets	60,494	59,392
Assets of discontinued operations	7,455	6,667
	$3,033,230	$3,067,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$63,481	$72,801
Accrued expenses	66,699	91,213
Accrued interest on debt	11,114	11,362
Debt:
Mortgage-backed/asset-backed notes	1,345,160	1,372,821
Other debt	208,505	225,385
Accumulated postretirement benefits obligation	369,413	369,055
Other liabilities	294,037	293,759
Liabilities of discontinued operations	1,553	1,328
Total liabilities	2,359,962	2,437,724

Stockholders’ equity	673,268	630,269
	$3,033,230	$3,067,993

(1)     Includes the assets, liabilities and accumulated other comprehensive income amounts associated with the Financing and Homebuilding segments. Due to the April 17, 2009 spin-off of the Financing segment and the closure of the Homebuilding segment, the Company expects to classify the historical results of operations of these segments as discontinued operations by the end of the second quarter. The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2009 is prepared as if the spin-off of the Financing segment and the closure of the Homebuilding segment occurred as of March 31, 2009 and is presented for illustrative and informational purposes only.

WALTER ENERGY, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2009

($ in Thousands)

Unaudited

	Historical	Discontinued Operations Adjustments (1)	Pro Forma Continuing Operations

ASSETS
Cash and cash equivalents	$92,984	$(5,543)	$87,441
Short-term investments, restricted	51,539	(49,447)	2,092
Instalment notes receivable, net	1,734,873	(1,734,873)	—
Receivables, net	190,418	(8,947)	181,471
Inventories	158,331	(59,404)	98,927
Prepaid expenses	23,022	(4,050)	18,972
Property, plant and equipment, net	531,724	(10,586)	521,138
Deferred income taxes	182,390	65,788	248,178
Other assets	60,494	(23,257)	37,237
Assets of discontinued operations	7,455	28,539	35,994
	$3,033,230	$(1,801,780)	$1,231,450

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$63,481	$(1,742)	$61,739
Accrued expenses	66,699	(19,862)	46,837
Accrued interest	11,114	(9,464)	1,650
Debt:
Mortgage-backed / asset-backed notes	1,345,160	(1,345,160)	—
Other debt	208,505	—	208,505
Accumulated postretirement benefits obligation	369,413	(1,000)	368,413
Other liabilities	294,037	(15,052)	278,985
Liabilities of discontinued operations	1,553	8,464	10,017
Total liabilities	2,359,962	(1,383,816)	976,146

Stockholders’ equity	673,268	(417,964)	255,304
	$3,033,230	$(1,801,780)	$1,231,450

(1)       Reflects the elimination of the assets, liabilities and accumulated other comprehensive income amounts associated with the Financing and Homebuilding segment from continuing operations.  Due to the April 17, 2009 spin-off of the Financing segment and the closure of the Homebuilding segment, the Company expects to classify the historical results of operations of these segments as discontinued operations by the end of the second quarter. This Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2009 has been prepared as if the spin-off of the Financing segment and the closure of the Homebuilding segment occurred as of March 31, 2009 and is presented for illustrative and informational purposes only.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

FOR THE QUARTER ENDED MARCH 31, 2009

($ in Thousands)

Unaudited

	Total	Common Stock	Capital in Excess of Par Value	Comprehensive Income	Retained Earnings	Accumulated Other Comprehensive Income (Loss)

Balance at December 31, 2008	$630,269	$541	$714,174		$50,990	$(135,436)

Comprehensive income:
Net income	73,103			$73,103	73,103
Other comprehensive income (loss), net of tax:
Change in pension and postretirement benefit plans	1,855			1,855		1,855
Change in unrealized gain (loss) on hedges	(1,248)			(1,248)		(1,248)
Comprehensive income				$73,710
Purchases of stock under stock repurchase program	(27,963)	(13)	(27,950)
Dividends paid, $0.10 per share	(5,327)				(5,327)
Stock-based compensation	2,145		2,145
Other	434	1	433
Balance at March 31, 2009	$673,268	$529	$688,802		$118,766	$(134,829)

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in Thousands)

Unaudited

	For the quarter ended March 31,
	2009	2008
OPERATING ACTIVITIES
Net income	$73,103	$499
Loss from discontinued operations	1,615	2,673
Income from continuing operations	74,718	3,172

Adjustments to reconcile income from continuing operations to net cash flows provided by operating activities:
Provision for losses on instalment notes receivable	4,357	4,325
Depreciation	17,811	13,482
Non-cash loss from ineffective hedges	—	16,981
Other	8,341	11,122

Decrease (increase) in assets:
Receivables	(13,869)	(8,462)
Inventories	(25,202)	(16,611)
Prepaid expenses	4,322	(6,810)
Instalment notes receivable	28,145	(1,177)
Increase (decrease) in liabilities:
Accounts payable	(9,320)	1,992
Accrued expenses	(4,227)	(13,755)
Accrued interest	(248)	(478)
Cash flows provided by operating activities	84,828	3,781

INVESTING ACTIVITIES
Principal payments received on purchased loans	2,313	4,071
Decrease in short-term investments, restricted	4,736	2,389
Additions to property, plant and equipment	(36,976)	(23,125)
Other	710	(444)
Cash flows used in investing activities	(29,217)	(17,109)

FINANCING ACTIVITIES
Issuances of mortgage-backed/asset-backed notes	—	25,000
Payments of mortgage-backed/asset-backed notes	(27,673)	(41,290)
Proceeds from issuances of other debt	—	30,000
Retirements of other debt	(16,880)	(3,856)
Dividends paid	(5,327)	(2,605)
Purchases of stock under stock repurchase program	(27,963)	(363)
Other	(278)	4,319
Cash flows (used in) provided by financing activities	(78,121)	11,205
Cash flows used in continuing operations	(22,510)	(2,123)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows used in operating activities	(2,095)	(1,762)
Cash flows used in investing activities	(83)	(335)
Cash flows used in discontinued operations	(2,178)	(2,097)

Net decrease in cash and cash equivalents	$(24,688)	$(4,220)

Cash and cash equivalents at beginning of period	$117,672	$30,614
Net decrease in cash and cash equivalents	(24,688)	(4,220)
Cash and cash equivalents at end of period	$92,984	$26,394